As filed with the Securities and Exchange Commission on May 30, 2007
Registration No. 333-140759

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 ON FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UMPQUA HOLDINGS CORPORATION (Exact name of registrant as specified in its charter)

Oregon	6022	93-1261319
(State of Incorporation)	(Primary Standard Industrial	(IRS Employer
	Classification Code Number)	Identification No.)

One SW Columbia Street, Suite 1200, Portland, Oregon 97258
(503) 727-4100
	(Address of Principal Executive Offices)

North Bay Bancorp Amended and Restated 2002 Incentive Compensation Plan (Formerly North Bay Bancorp 2002 Stock Option Plan) North Bay Bancorp Stock Option Plan (Full title of the plans)

Steven L. Philpott, Executive Vice President, General Counsel and Secretary
Umpqua Holdings Corporation
675 Oak Street, Suite 200; PO Box 1560
Eugene, Oregon 97440
(541) 434-2997
(Name, Address and Telephone Number of Agent for Service)

With a copy to: Andrew H. Ognall, Esq. Foster Pepper LLP 601 SW Second Avenue, Suite 1800 Portland, Oregon 97204 (503) 221-0607

	CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be Registered	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	(1)	Offering Price per Unit	Aggregate Offering Price	Registration Fee

Common Stock, no par value	542,327	N/A (2)	N/A (2)	N/A (2)

(1)	Approximate number of shares subject to options outstanding under the North Bay Bancorp Stock Option Plan. Umpqua Holdings Corporation originally registered 6,000,000 shares of its common stock on the Registration Statement on Form S-4 to which this post-effective amendment relates. Umpqua will issue approximately 5,170,941 shares to North Bay shareholders in exchange for shares of North Bay common stock issued and outstanding as of April 26, 2007.

(2)	Umpqua paid all filing fees payable in connection with the registration of these securities with the filing of the Registration Statement on Form S-4 filed on February 16, 2007, amended March 12, 2007, and declared effective March 14, 2007.

INTRODUCTORY STATEMENT

On April 26, 2007, North Bay Bancorp merged with and into Umpqua Holdings Corporation, with Umpqua the surviving corporation. As a result of the merger, each outstanding share of North Bay common stock was converted into the right to receive 1.228 shares of Umpqua common stock. Each outstanding stock option issued pursuant to the North Bay Bancorp Amended and Restated 2002 Incentive Compensation Plan (formerly the North Bay Bancorp 2002 Stock Option Plan) and the North Bay Bancorp Stock Option Plan is no longer exercisable for shares of North Bay common stock, but instead, constitutes an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to consummation of the merger, that number of shares of Umpqua common stock equal to the product of the number of shares of North Bay common stock for which such option was exercisable and 1.228. The exercise price for each option shall be the quotient obtained by dividing the exercise price per share for such option immediately prior to the effective time of the merger by 1.228. The two plans are referred to as the “North Bay Plans”. Umpqua has assumed the obligations of North Bay under the North Bay Plans. The purpose of this post-effective amendment is to register on Form S-8 shares of Umpqua common stock previously registered on Form S-4 that will be issued pursuant to the exercise of options granted under the North Bay Plans.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a)	Umpqua’s annual report on Form 10-K for the year ended December 31, 2006.

(b)	Umpqua’s quarterly report on Form 10-Q for the quarter ended March 31, 2007 filed May 8, 2007, and Umpqua’s current reports on Form 8-K filed May 30, May 16, April 27, April 20, April 19 (Item 8.01), April 12, March 14 and January 18, 2007.

(c)	The description of common stock contained in the Form 8-K filed May 30, 2007 for the purposes of updating the description of common stock contained in the registration statement on Form 10 filed by Umpqua Bank (formerly known as South Umpqua Bank) pursuant to Section 12 of the Exchange Act with the FDIC on February 6, 1998, and any amendment or reports filed for the purpose of updating that description. On March 19, 1999, Umpqua filed notice on Form 8-K12G3 that pursuant to Rule 12g-3(a) Umpqua is the successor issuer to Umpqua Bank and the common stock of Umpqua was deemed to be registered pursuant to section 12(g) of the Securities Exchange Act of 1934.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Foster Pepper LLP, special counsel to the registrant, is passing upon the validity of the common stock being registered. A partner of Foster Pepper LLP participating in the preparation of this Registration Statement owns approximately 10,000 shares of common stock.

Item 6. Indemnification of Directors and Officers.

As an Oregon corporation, Umpqua is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

  His or her conduct was in good faith;
  He or she reasonably believed that his or her conduct was in the corporation's best interest, or at least not opposed to the corporation’s best interests; and
  In the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. Umpqua’s articles of incorporation do not limit the statutory right to indemnification.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

  to the corporation in a proceeding by or in the right of the corporation; or
  in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

  any breach of the directors’ duty of loyalty to the corporation or its shareholders;
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
  any unlawful distribution; or
  any transaction from which the director derived an improper personal benefit.

Umpqua’s articles of incorporation provide that we will indemnify our directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at Umpqua’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Umpqua’s articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, Umpqua’s articles would incorporate such amendment on its effective date.

Item 7. Exemption from Registration Claimed.

Not applicable. Item 8. Exhibits.

The exhibits required by Item 601 of Regulation S-K filed herewith or incorporated by reference are as follows:

4.1	North Bay Bancorp Amended and Restated 2002 Incentive Compensation Plan (Formerly North Bay Bancorp 2002 Stock Option Plan) (incorporated by reference to Exhibit 10.1 to North Bay’s Registration Statement on Form S-4 (No. 333-134858) filed June 8, 2006 (Film No. 06894282))

4.2	North Bay Bancorp Stock Option Plan (incorporated by reference to Exhibit 99.1 to North Bay’s Registration Statement on Form S-4 (No. 333-90006) filed June 7, 2002 (Film No. 02673056))

5.1	Opinion of Foster Pepper LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Moss Adams LLP

23.3	Consent of Foster Pepper LLP (included in Exhibit 5.1)

24	Power of Attorney (contained on signature page to Umpqua’s registration statement on Form S-4 filed February 16, 2007, to which this post-effective amendment on Form S-8 relates)

Item 9. Undertakings

      The undersigned registrant hereby undertakes:

     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the registrant’s registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on May 29, 2007.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Raymond P. Davis
Raymond P. Davis
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, Post-Effective Amendment No. 1 on Form S-8 to this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Raymond P. Davis	Date: May 29, 2007
Raymond P. Davis, Director,
Chief Executive Officer/President

By:	/s/ Ronald L. Farnsworth	Date: May 29, 2007
Ronald L. Farnsworth, Senior Vice President/Finance
Principal Financial Officer

By:	/s/ Neal T. McLaughlin	Date: May 29, 2007
Neal T. McLaughlin, Senior Vice President/Controller
Principal Accounting Officer

By:	*	Date: May 29, 2007
Ronald F. Angell, Director

By:	*	Date: May 29, 2007
Scott D. Chambers, Director

By:	*	Date: May 29, 2007
Allyn C. Ford, Director

By:	*	Date: May 29, 2007
David B. Frohnmayer, Director

By:	*	Date: May 29, 2007
Stephen Gambee, Director

By:	*	Date: May 29, 2007
Dan Giustina, Director

By:	*	Date: May 29, 2007
William Lansing, Director

By:	*	Date: May 29, 2007
Theodore S. Mason, Director

By:	*	Date: May 29, 2007
Diane D. Miller, Director

By:	*			Date: May 29, 2007
Bryan L. Timm, Director

	*	By:	/s/ Steven L. Philpott
Steven L. Philpott, Attorney-in-Fact

EXHIBIT INDEX

Exhibits

4.1	North Bay Bancorp Amended and Restated 2002 Incentive Compensation Plan (Formerly North Bay Bancorp 2002 Stock Option Plan) (incorporated by reference to Exhibit 10.1 to North Bay’s Registration Statement on Form S-4 (No. 333-134858) filed June 8, 2006 (Film No. 06894282))

4.2	North Bay Bancorp Stock Option Plan (incorporated by reference to Exhibit 99.1 to North Bay’s Registration Statement on Form S-4 (No. 333-90006) filed June 7, 2002 (Film No. 02673056))

5.1	Opinion of Foster Pepper LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Moss Adams LLP

23.3	Consent of Foster Pepper LLP (included in Exhibit 5.1)

24	Power of Attorney (contained on signature page to Umpqua’s registration statement on Form S-4 filed February 16, 2007, to which this post-effective amendment on Form S-8 relates)